Exhibit 10.1

AMENDED EMPLOYEE GRANTOR TRUST ENROLLMENT AGREEMENT

This agreement, made the      day of December, 2006, between                              (the “Employee”) and Universal Leaf Tobacco Company, Incorporated (“Universal”) and those subsidiaries of Universal, if any, that have also executed this agreement (collectively, the “Company”). This agreement amends and supercedes the Employee Grantor Trust Agreement between Employee and Company dated the      day of                     ,             and amended the      day of                     ,             .

Introduction

The Company has established and maintains the Universal Leaf Tobacco Company, Incorporated 1996 Benefit Restoration Plan (the “Plan”), which is designed to provide benefits supplemental to those provided under the tax-qualified retirement plans maintained by the Company. The Employee is entitled to certain benefits under the Plan.

The Employee and the Company desire to enter into this Agreement pursuant to which the Employee directs the Company to deposit certain cash compensation payments on behalf of the Employee directly into a grantor trust to be established and maintained by the Employee, which amounts will be in lieu of benefits payable under the Plan;

In consideration of their mutual undertakings, the Company and the Employee agree as follows:

I. Establishment and Maintenance of Grantor Trust

1.1 The Employee has established and maintains an irrevocable grantor trust (the “Trust”) in the form attached hereto as Exhibit A for the purpose of receiving and holding the cash deposits made pursuant to this Agreement and any interest or other earnings on the outstanding balances in the Trust.

1.2 The Employee agrees that he or she will not contribute any additional funds to the Trust and will withdraw funds only in accordance with the terms of the Plan, except to the extent that Trust withdrawals are necessary to pay taxes on Trust earnings or cash deposits.

1.3 All assets held in the Trust as of the date of this Agreement, all contributions made by the Company to the Trust pursuant to Section 2.4 hereof, and all earnings on such amounts shall be maintained by the trustee of the Trust in a separate subaccount of the Trust (hereinafter referred to as the “Pre-2005 Benefits Subaccount”).

1.4 All deposits made by the Company to the Trust pursuant to Section 2.1 hereof and all earnings on such deposits shall be held by the trustee of the Trust in a separate subaccount of the Trust (hereinafter referred to as the “Post-2005 Benefits Subaccount”).

II. Payments to Trust

2.1 Subject to its right provided in Section 2.3 hereof to discontinue making payments required by this Section 2.1, for each year that the Employee is an employee of the Company the Company agrees to make a payment of additional cash compensation to the Employee for that year in the form of a contribution to the Trust in the amount set forth in Section 2.2 hereof (referred to hereinafter as “Post-2005 Benefits Payments”). The Employee directs the Company to (a) deduct federal, state and local income and employment taxes from any Post 2005-Benefits Payment and remit such taxes to the appropriate authorities; and (b) pay the remainder of the Post-2005 Benefits Payment into the Trust in cash. All payments made by the Company to the Trust pursuant to this Section 2.1 shall be added to the Post-2005 Benefits Subaccount. All payments made pursuant to this Section 2.1 shall be made no later than March 15 of the calendar year following the calendar year to which the benefit relates or such later time as may be permitted under Section 409A of the Internal Revenue Code (the “Code”) and the Regulations thereunder.

2.2 The amount of each Post-2005 Benefits Payment shall be the amount necessary for the balance in the Post-2005 Benefits Subaccount following such payment to equal 85% of the present value of the additional after-tax lump sum benefit the Employee would receive under the Plan on his Normal Retirement Date attributable to the excess of (a) Employee’s Accrued Benefit under the Plan (as defined in the Plan) determined as of December 31 of the calendar year for which the payment is made over (b) his or her Accrued Benefit as of December 31, 2005. For purposes of this Section 2.2, the additional lump sum benefit as of the Employee’s Normal Retirement Date shall be calculated using a discount rate equal to the greater of (a) 5.5% or (b) the annual interest rate on 10-year Treasury securities plus 50 basis points. The present value of such amount shall be calculated from the Employee’s Normal Retirement Date to the date as of which the benefit is being calculated using a discount rate equal to the greater of (c) 8% or (d) the annual interest rate on 10-year Treasury securities plus 300 basis points. The resulting amount shall be converted to an after-tax benefit as described in Section 3.2 hereof.

2.3 The Company may terminate its obligation to make payments under Section 2.1 hereof by giving notice to the Employee that such payments will be discontinued prior to the beginning of the calendar year for which the payment would have been made. However, if the Company discontinues making payments under Section 2.1 hereof it shall not make any payments pursuant to Section 2.1 hereof for any future calendar year unless such payments are permitted under Code Section 409A.

2.4 The Company may, from time to time, make available to the Employee additional funding payments. Any such additional payments shall be added to the Pre-2005 Benefits Subaccount. Unless the Employee terminates this Agreement pursuant to Section 7.2 prior to the time such additional funding payments are to be paid into the Trust, the Employee directs the Company to (a) deduct federal, state and local income and employment taxes from such additional funding payments and remit such taxes to the appropriate authorities; and (b) pay the remainder of such additional funding payments into the Trust.

2.5 During the ten (10) business day period immediately following the date Universal makes any contribution to the Trust, the Employee may, in his or her sole discretion, withdraw from the Trust some or all of such contribution.

III. Distributions from Trust; Benefit Payments

3.1 The Employee agrees that any amounts paid from the Trust including any Trust earnings (other than any amounts distributed to pay taxes on Trust earnings) shall offset the benefits otherwise payable to him or her under the Plan as follows:

(a) amounts paid from the Pre-2005 Benefits Subaccount shall offset, and shall only offset, the Pre-2005 Benefit (as defined in the Plan, as amended) payable to Employee under the Plan; and

(b) amounts paid from the Post-2005 Benefits Subaccount shall offset, and shall only offset, the amount by which (i) the total benefits payable to the Employee under the Plan exceed (ii) the total amount the Employee would have been entitled to receive if he or she had voluntarily terminated employment on December 31, 2005 and received a payment under the Plan of the maximum benefit available from the Plan on the earliest possible date following termination of employment; provided, however, such amount shall be increased to equal the present value of the amount the Employee becomes entitled to under the Plan as in effect on December 31, 2005 without regard to periods of employment and compensation earned after December 31, 2005 or any other events offsetting the amount or entitlement to benefits under the Plan (the “Post-2005 Benefit”).

For the sake of clarity, any benefits payable under the Plan to the Employee other than Pre-2005 Benefits and Post-2005 Benefits (generally, benefits payable with respect to employment during 2005), shall not be offset by amounts paid to the Employee from the Trust.

3.2 For purposes of calculating each offset set forth in Section 3.1, the amount otherwise payable under the Plan at the relevant time to the Employee or his or her Beneficiary(ies) will be converted to an after-tax amount (the “After-Tax Benefit”) using the tax assumptions set forth in Exhibit B. The amount of any Trust distribution shall offset the amount of the After-Tax Benefit and shall discharge the Company’s liability to the Employee and his or her Beneficiary(ies) to the extent of the corresponding pre-tax benefit otherwise payable under the Plan.

3.3 If the amount of either Trust distribution is less than the After-Tax Benefit to which it is offset, the difference between the amount of such Trust distribution and After-Tax Benefit shall be converted to a pre-tax amount (the “Additional Pre-Tax Benefit”) based on the tax assumptions set forth in Exhibit B, and the Company shall pay an amount equal to the Additional Pre-Tax Benefit to the Employee or his or her Beneficiary(ies), from the Company’s general assets in satisfaction of the Company’s remaining obligations under the Plan.

3.4 In the event the Trust distributes assets to the Employee or his or her Beneficiary other than cash and taxes would be payable by the Employee or Beneficiary if such assets were immediately sold, the amount of such taxes (using the assumptions set forth in Exhibit B) shall be treated as a distribution to pay taxes on trust earnings for purposes of Section 3.1 and 3.2 hereof and shall not offset the After-Tax Benefits.

3.5 The Employee understands and agrees that to the extent funds in the Trust are distributed to him or her at times earlier than those contemplated by the benefit payment provisions of the Plan and by Sections 3.1, 3.2 and 3.3 hereof, (a) the offsets against any amounts otherwise payable under the Plan will be calculated in the manner set forth in Article VI as if the amounts so distributed had remained in the Trust, accumulated earnings, and been distributed at the proper time; and (b) such offsets will discharge the Company’s liability in the same manner as set forth in such Article VI.

IV. Tax Payments With Respect to Trust Earnings

The Company shall make payments on behalf of the Employee (or his or her Beneficiary(ies)) to tax authorities to pay the federal, state and local income taxes with respect to any earnings of the Post-2005 Benefits Subaccount and any income and employment taxes as a result of the Company’s payment of such taxes under this Article IV. The Company may make similar payments on behalf of the Employee (or his or her Beneficiary(ies)) with respect to any earnings of the Pre-2005 Benefit Subaccount. To the extent that the Company does not make payments sufficient (using the assumptions set forth in Exhibit B) to pay such taxes or the income and employment taxes resulting from any funding payments made available to the Employee under Article II are in excess of payments made for such taxes, Trust income will be distributed to provide any additional amounts required for such purposes. Any Trust income distributed for taxes shall be deducted from the Pre-2005 Benefits Subaccount.

V. Appointment of Universal as Agent

5.1 The Employee appoints Universal and such persons as may be designated to act on behalf of Universal as his or her duly authorized agent for the following purposes: (a) providing, in accordance with the duties of the “Administrator” as set forth in the form of the Trust Agreement attached as Exhibit A, investment guidelines and other information and direction to the trustee of the Trust; (b) removing the trustee and appointing a successor trustee of the Trust; (c) examining the books and records of the Trust; and (d) amending and terminating the Trust to the extent permitted in the Trust Agreement.

5.2 The Employee’s appointment of Universal as his or her agent is based on the Employee’s special trust and confidence in Universal and its management. In the event of a Change of Control (as defined in Section 8.6) of Universal, the Employee (or, if applicable, his or her Beneficiary(ies)) may remove Universal (or its successor) as the duly authorized agent for purposes of carrying out the actions set forth in Section 5.1 by delivering to both Universal (or its successor) and the trustee of the Trust, written notice of such removal. The trustee shall not be required to verify that there has been a Change of Control of Universal and shall be entitled to rely upon the Employee’s notice of removal unless Universal provides to the trustee (within 10 days following the trustee’s receipt of the notice of removal from the Employee) written notice certifying that no Change of Control has occurred in which case the trustee will obtain, at Universal’s expense, an opinion of counsel, selected by the Employee, as to whether a Change of Control has occurred. Following receipt of such opinion, the trustee shall determine whether a Change of Control has occurred and such decision shall be final. From and after the date on which Universal (or its successor) ceases to serve as the duly authorized agent, the offsets against the Company’s obligations to the Employee or Beneficiary(ies) under the Plan shall be determined by assuming (a) that the value of Trust assets last reported by the trustee to Universal (or its successor) prior to such date is accumulated with earnings at the annual interest rate on 10-year Treasury securities for the immediately preceding month and (b) that all subsequent distributions from the Trust occur at the proper times and in the proper amounts.

VI. Attachment of Trust Assets

The Employee understands and agrees that in the event all or a portion of the funds in the Trust are attached by court order or other legal process or are otherwise alienated, the offset against any amounts otherwise payable under the Plan will be calculated as if the amount so alienated remained in the Trust, had accumulated with earnings at the same rate as amounts that actually remain in the Trust, was distributed at the proper time, and was or is to be offset against benefits otherwise payable from the Plan before any remaining Trust assets were or are distributed. To the extent that for any calendar year or portion thereof no assets remain in the Trust, the amounts so alienated shall be deemed have accumulated with earnings at the same rate as the average of the rate of earnings of all similar grantor trusts maintained by the Company for other Employees with respect to the Plan, reduced by estimated federal, state and local income taxes on the deemed earnings using the tax assumptions set forth in Exhibit B. The Employee agrees that the value of any amounts so alienated, and the earnings that would have accumulated thereon, shall be offset against a like amount of After-Tax Benefit, and shall discharge the Company’s liability to the Employee to the extent of the corresponding pre-tax benefit otherwise payable to the Employee or his or her Beneficiary(ies) under the Plan.

VII. Termination

7.1 This Enrollment Agreement shall terminate 30 days after the date the Trust terminates.

7.2 Notwithstanding the above, during the lifetime of the Employee, this Enrollment Agreement may be terminated at any time by the Company or the Employee by providing 30 days written notice to all parties. Any such termination shall operate on a prospective basis only and shall not operate to release the funds already in the Trust or to otherwise alter the application of the terms of this Enrollment Agreement to such funds.

VIII. Miscellaneous

8.1 Nothing in this Agreement shall be construed to confer upon the Employee the right to continue in the employment of the Company, or to require the Company to continue the employment of the Employee.

8.2 This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Employee or his or her Beneficiary(ies) and their heirs, executors, other successors in interest, administrators, and legal representatives.

8.3 The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

8.4 The Employee’s Beneficiary(ies) shall be determined in accordance with the terms of the trust agreement pursuant to which the Trust is maintained.

8.5 The Employee and the Company intend for the Plan, the Enrollment Agreement and the Trust to comply with the provisions of Code Section 409A and any Treasury Regulations issued thereunder. Each provision and term of the Plan, the Enrollment Agreement and the Trust should be interpreted accordingly. If any provision or term of the Plan, the Enrollment Agreement or the Trust would be prohibited by or be inconsistent with Code Section 409A, then such provision shall be deemed to be conformed to comply with Code Section 409A or, if such conformation is not possible, such provision shall be null and void to the extent, and only to the extent, required for the Plan, the Enrollment Agreement and/or the Trust to be in compliance with Code Section 409A without effecting the remainder of the Plan, the Enrollment Agreement or the Trust.

8.6 Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Universal Corporation (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Universal Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Universal Corporation, (ii) any acquisition by Universal Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Universal Corporation or any corporation controlled by Universal Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 8.6; or

(b) Individuals who, as of the date hereof, constitute the Board of Directors of Universal Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Universal Corporation (the “Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Universal Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Universal Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns Universal Corporation or all or substantially all of Universal Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Universal Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of Universal Corporation of a complete liquidation or dissolution of Universal Corporation.

[Please find signatures on the following page.]

IN WITNESS WHEREOF, the Employee, [and] Universal [and Subsidiary] have caused this Agreement to be executed as of the day and year first above written.

Attest:

Attest:

Universal Leaf Tobacco Company, Incorporated

By:

EXHIBIT A

EMPLOYEE GRANTOR TRUST AGREEMENT

EXHIBIT B

Tax Assumptions

Federal income tax rate: the highest marginal Federal income tax rate (taking into account the character of the income) as adjusted for the Federal deduction of state and local taxes and the phase out of Federal deductions under current law (or as adjusted under any subsequently enacted similar provisions of the Internal Revenue Code).

State income tax rate: the highest adjusted marginal state income tax rate based on the Employee’s or Beneficiary’s state of residence.

Local income tax rate: the highest adjusted marginal local income tax rate (taking into account the character of the income) based on the Employee’s or Beneficiary’s locality of residence.

Exceptions: While the Employee is actively employed, the state and local tax rate assumptions used to determine the appropriate deduction from a Funding Payment for state and local taxes, and the appropriate amount of such taxes on Company payments to provide for the taxes due on earnings of the Trust, will generally be based on the Employee’s work location rather than his or her residence.

Losses and deductions: In the event the Trust realizes losses or deductions which may be properly recognized by the Employee and the tax benefit arising from such losses or deductions exceeds the taxes owed by the Employee on Trust income for such year, any excess tax benefit shall be carried forward and applied against taxes owed by the Employee on Trust income in future years.